Exhibit 99.1

For immediate release:
May 12, 2016

Media Contacts:	Investor Contacts:
Elinore White	John O'Connor
1-973-443-2835 (o)	1-973-822-7088 (o)
elinore.y.white@zoetis.com	john.oconnor@zoetis.com

Kristen Seely	Steve Frank
1-973-443-2777 (o)	1-973-822-7141 (o)
kristen.seely@zoetis.com	steve.frank@zoetis.com

Zoetis Declares Third Quarter 2016 Dividend

FLORHAM PARK, N.J. - May 12, 2016 - The Board of Directors of Zoetis Inc. (NYSE:ZTS) has declared a third quarter 2016 dividend payable to holders of the company’s common stock of $0.095 per share. The dividend is to be paid on Tuesday, August 30, 2016, to holders of record on Thursday, June 30, 2016.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2015, the company generated annual revenue of $4.8 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

 DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and laws in other jurisdictions, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.
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